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                                                               EXHIBIT 99.B(vii)

                             THE BRAZIL FUND, INC.

                            Amendment to the By-Laws


On July 27, 1993, the Board of Directors of the Brazil Fund, Inc. adopted the following resolution amending the By-Laws of the Fund

     RESOLVED, that pursuant to the provision of Section 11.1 of the Fund's By-Laws, the first sentence of Section 2.1 of the Fund's By-Laws is hereby amended to read as follows (changes are underlined, deletions are
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struckout):

     Section 2.1 - Annual Meetings.  An annual meeting of the stockholders for
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the election of Directors and the transaction of such other business as may properly come before the meeting shall be held on the first Tuesday in July

October, if not a legal holiday, or if a legal holiday, then the next
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succeeding day not a legal holiday; provided that the Board of Directors may select another date in the month of July for holding said annual stockholder's meeting.